Exhibit 99.1

| Updated Cash Flow Sources & Uses from 2021E to Origin 2 Revenue in 2025E ($Mn) | February 2021 Forecast | June 2021 Update |
|---|---|---|
| Gross Proceeds | $925 | $529 |
| Plus: Existing cash balance[1] | 0 | 3 |
| Less: Transaction fees and expenses (net of prepaid out of existing cash balance)[2] | (62) | (61) |
| **Net Cash Balance[3]** | **$863** | **$471** |
| Add: Project Financing[5] | $558 | $804 |
| Add: Local, State, and Federal Government Incentives / Support[5] | 185 | 185 |
| Less: Origin 1 Growth CAPEX[6] | (70) | (70) |
| Less: Origin 2 Growth CAPEX[6] | (1,072) | (1,072) |
| Less: Cash Flow from Operations '21 – '25[4] | (218) | (218) |
| **Remaining Cash to Fund Origin 3 and Beyond[7]** | **$246** | **$100** |

1. February 2021 Forecast figure excludes $1 Mn of expected cash balance. 2. June 2021 Update transaction expenses figure excludes $3Mn prepaid out of existing cash balance; total transaction expenses including prepaid is $65Mn. 3. Assumes none of the Artius warrants to acquire 35.5Mn shares are exercised. 4. Cash flow from operations calculated as EBITDA + Working Capital + Maintenance CAPEX from 2021 until reaching Origin 2 revenue in 2025. 5. Project financing and government incentives / support have not yet been secured. 6. The Company has confirmed its estimates for construction cost after considering the latest input from various suppliers, construction companies and consultants specializing in chemical plant constructions. The Company has built into its capital budget for Origin Plant 1 and Origin Plant 2 contingencies as a reserve for any unexpected construction "overrun" that are appropriate at this stage of planning. 7. Defined as net proceeds less annual cash flow from operations less equity financed growth CAPEX for Origin 1 and 2. Source: Origin Materials management estimates.